Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland
Wednesday, October 26, 2011	205.326.8421

ENERGEN CORPORATION REPORTS RESULTS OF THIRD QUARTER 2011

Highlights

•	Oil and natural gas liquids production in 3rd quarter increased 30% year over year

•	Company set to acquire two Wolfberry packages totaling approximately $212 million

•	2012 production estimated to increase 17% from 2011, including a 33% jump in oil and NGL volumes

•	Drilling and development capital investment in 2012 estimated at $900 million, mainly in Permian Basin

•	2013 oil and NGL production estimated to increase 86-100% from 2010 levels as result of Company’s focus on liquids

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its third quarter 2011 net income totaled $87.6 million, or $1.21 per diluted share. These results included unrealized, non-cash, mark-to-market gains on certain financial commodity contracts of $53.2 million ($33.1 million after tax, or 46 cents per diluted share). Prior-year third quarter results totaled $38.3 million, or 53 cents per diluted share, and included a non-cash write-off of unproved capitalized leasehold of $14.6 million after-tax, or 20 cents per diluted share.

Adjusting for these non-cash items in both periods, net income comparable to analysts’ estimates (a non-GAAP measure), totaled $54.5 million, or 75 cents per diluted share, in the third quarter of 2011 and $52.9 million, or 73 cents per diluted share, in the same period a year ago. See “Non-GAAP Financial Measures” for explanation and reconciliation.

A 30 percent increase in oil and natural gas liquids (NGL) production coupled with a 13.7 percent increase in realized oil and NGL prices were the dominant drivers of Energen’s third quarter 2011 growth in adjusted earnings. Third quarter 2011 production totaled 5.25 million barrels of oil equivalents (MMBOE), up 11.4 percent from the same period last year.

Consolidated net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure) totaled $529.5 million for the nine months ended September 30, 2011, as compared with $546.7 million in the same period last year.

Wolfberry Acquisitions

Energen Resources Corporation, Energen’s E&P subsidiary, has signed purchase and sale agreements to buy two Permian Basin Wolfberry packages from private sellers for a total of $211.9 million plus standard closing adjustments.

The larger package is comprised of properties in Martin and Howard counties in which Energen Resources already owns a 19 percent working interest in about half of the leases. The $157.5 million acquisition will bring Energen Resources’ working interest to 100 percent in those leases and 95 percent in the total package. Associated proved and probable reserves total an estimated 16.5 MMBOE. Approximately 63 percent of these reserves are proved undeveloped (PUD) and 17 percent are classified as probable. The properties include 24 producing wells, and Energen Resources has identified 113 undeveloped locations.

The smaller package helps consolidate Energen Resources’ existing acreage position in Glasscock County. Associated 3P reserves total 8.9 MMBOE of which 8 percent are proved developed, 30 percent are PUD, 49 percent are probable, and 13 percent are possible. The properties include 7 producing wells and an estimated 81 undeveloped locations. Energen Resources will have an 83 percent working interest in these properties.

The Company expects these acquisitions to close by the end of the year. Current net production from the two acquisitions is approximately 1.5 thousand barrels of oil equivalents (MBOE) per day but is not expected to have a material impact on the company’s 2011 production. Associated drilling and development capital investment and estimated production in 2012 are incorporated in the company’s outlook for 2012 (see below).

Outlook for 2012 and 2013

2012 Production and Capital Investment: Energen Resources plans to invest approximately $900 million of capital in 2012 to drill and develop its assets in the Permian and San Juan basins. The bulk of this planned capital investment, approximately $820 million, targets the liquids-rich Permian Basin. In response to continued low natural gas prices, the company has reduced planned spending in its other, primarily natural gas regions to $80 million, all of which will be invested in the San Juan Basin.

Energen Resources’ 2012 Permian Basin plans include running 7-8 rigs to drill approximately 170 net wells in the Wolfberry play and 5-7 rigs to drill 35 net wells in the 3rd Bone Spring and 4 net Avalon shale wells. The company expects to use 1-2 rigs to drill 86 net producers and 33 net injector wells in the Central Basin Platform, including the North Westbrook Unit and the Fuhrman-Mascho field.

Production in 2012 is estimated to increase 17 percent to 24 MMBOE. Permian Basin production is expected to increase more than 40 percent to 11.2 MMBOE, with Wolfberry production more than doubling to 4.1 MMBOE. Delaware Basin production is estimated to contribute 9 percent of total production in 2012. Total oil and NGL production is estimated to increase 33 percent to 11.3 MMBOE.

	2012 Capital ($MM)	2012 Net Wells		2012 Rig Count	Production
					2011e	2012e
Wolfberry	$405	170		7-8	1.9	4.1
Delaware Basin	$275	39		5-7	0.9	2.1
Other Permian	$140	119	*	1-2	5.0	5.0
San Juan Basin	$80	22		1-2	9.7	10.0
Other	$00	00		0	3.0	2.8

TOTAL	$900	350		14-19	20.5	24.0

*	Includes 33 net injector wells

“Our preliminary E&P budget for capital investment in 2012 is clearly dominated by our focus on oil and liquids production in the Permian Basin,” said James McManus,

Energen’s chairman and chief executive officer. “More than 90 percent of our planned capital investment in existing properties next year will target the Permian Basin, with particular emphasis on the Wolfberry and 3rd Bone Spring plays.

“The primary driver of our oil and liquids production growth is our Wolfberry play, which is firmly in the development stage in the Midland Basin,” McManus said. “We are very pleased to be adding to our acreage position and drilling inventory there with the two planned acquisitions we have announced today.

“The Delaware Basin offers Energen significant drilling opportunities in the 3rd Bone Spring sands, Avalon shale and Wolfcamp shale, all of which are horizontal plays, as well as in the vertical Wolfbone play,” McManus said. “The Delaware Basin is geologically complex; we expect to continue to find variability in well performance across this large region and look forward to making continued progress up the learning curve.”

2012 Guidance: Energen’s guidance ranges for consolidated after-tax cash flows and earnings in 2012 are $769-$798 million and $3.40-$3.80 per diluted share, respectively. Guidance excludes unrealized, non-cash, mark-to-market impacts. Approximately 59 percent of the company’s total estimated production is hedged, including 74 percent of estimated oil production and 37 percent of estimated NGL production. Assumed prices applicable to Energen’s unhedged volumes are $85.00 per barrel of oil, $1.11 per gallon of NGL, and $4.00 per Mcf of natural gas.

Energen’s estimated exploration and production expenses per BOE in 2012 are:

Lease Operating Expense
Base, marketing, and transportation	$9.49
Production taxes	$2.52
DD&A expense	$14.64
Unidentified exploration expense	$1.00
General & Administrative expense, net	$2.74
Interest expense	$1.85

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Oil	6.3 MMBO	8.5 MMBO	74%	$86.93
NGL	43.4 MMgal	117.9 MMgal	37%	$0.88
Natural Gas	40.5 Bcf	76.5 Bcf	53%	$4.95

Energen Resources’ natural gas and oil hedge positions by hedge type for 2012 are as follows:

Oil Hedges	Volumes	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	3,124 MBO	$2.00 per barrel	$82.20 per barrel
NYMEX	3,158 MBO	—	$91.61 per barrel

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	29.5 Bcf	$0.30 per Mcf	$4.90 per Mcf
NYMEX	11.0 Bcf	—	$5.07 per Mcf

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable. In the tables above, basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and can cause non-cash earnings volatility.

Sensitivity of 2012 Cash Flows, Earnings to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2012, changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2012 cash flows and earnings:

•	Every 10-cent change in the average NYMEX price of gas from $4.00 represents an estimated net income impact of approximately $1.8 million (2.5 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $85 per barrel represents an estimated net income impact of approximately $1.1 million (1.6 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.11 per gallon represents an estimated net income impact of approximately $0.6 million (0.9 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, has the opportunity to earn a return on average equity that is estimated to be approximately $360 million in 2012. Alagasco is expected to invest approximately $75 million of capital in 2012 for normal distribution and support system needs and technology-related projects designed to improve customer service.

2013 Production and Capital Investment: Energen Resources’ preliminary plans for 2013 include capital investment of approximately $855 million and production of 25-27 MMBOE. The Company plans to continue its focus on oil and NGLs in 2013, with more than 85 percent of planned capital being invested in the Permian Basin.

Energen Resources’ 2013 Permian Basin plans include running 7-8 rigs to drill approximately 170 net wells in the Wolfberry play and 5 rigs to drill 31 net wells in the Delaware Basin. The company expects to run 1-2 rigs to drill 49 net producers and 34 net injector wells in the Central Basin Platform.

Based on these preliminary capital and drilling plans, Energen estimates that its 2013 oil and NGL production could range from 13-14 MMBOE, reflecting growth of more than 85 percent from 2010 levels.

Production by Commodity (MMBOE)

	2010	2011e	2012e	2013e	3-Year Growth
					CAGR	Aggregate
Oil	5.1	6.4	8.5	10.0-10.5	25-27%	96-106%
NGL	1.9	2.1	2.8	3.0-3.5	16-23%	58-84%

Total Liquids	7.0	8.5	11.3	13.0-14.0	23-26%	86-100%

Natural gas	11.8	12.0	12.7	12.0-13.0	1-3%	2-10%

TOTAL	18.8	20.5	24.0	25.0-27.0	10-13%	33-44%

Energen has a substantial hedge position in 2013, as well. Given the outlook for another active year of drilling and development in the Permian Basin, the company continues to utilize hedging as an effective means to help protect its cash flows from commodity price volatility.

Energen Resources’ hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Oil	6.8 MMBO	10.0-10.5 MMBO	$89.15
NGL	44.5 MMgal	126.0-147.0 MMgal	$1.02
Natural Gas	33.9 Bcf	72.0-78.0 Bcf	$5.21

Energen Resources’ natural gas and oil hedge positions by hedge type for 2013 are as follows:

Oil Hedges	Volumes	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,768 MBO	$3.00 per barrel	$85.34 per barrel
NYMEX	4,059 MBO	—	$91.75 per barrel

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	25.1 Bcf	$0.30 per Mcf	$5.18 per Mcf
NYMEX	8.8 Bcf	—	$5.30 per Mcf

Operations Update

Wolfberry: Energen Resources has drilled 123 net Wolfberry wells in the first nine months of 2011; 84 wells are producing; and 39 wells are waiting on completion. An estimated 40 net wells remain to be drilled this year, bringing the total number of net wells drilled in 2011 to 163.

Initial production (IP) rates from the 30 wells brought on line during the third quarter averaged 63 barrels of oil per day and 170 Mcf per day of wet gas. Energen’s risked model IP rate is 55 barrels of oil per day and 110 Mcf per day of wet gas.

Including the planned acquisitions announced today (see page 2), Energen Resources has approximately 32,000 net undeveloped acres in the Wolfberry play and 800 potential drilling locations based on 40-acre spacing. The company’s estimated cost to drill and complete a well in the Wolfberry trend is $2.2 million.

3rd Bone Spring: Energen has completed 13 net 3rd Bone Spring wells in the first nine months of 2011 (including two wells drilled in late 2010); in addition, a 14th well is testing and another is waiting on completion. The company expects to drill 12 more net wells by year end, bringing the total number of net wells drilled in 2011 to 25.

The 4 wells brought on line during the third quarter of 2011 had an initial stabilized rate (consistent flow rates after clean-up of stimulation fluid) of approximately 525 barrels of oil per day and 1,285 Mcf per day of wet gas. The initial stabilized rate of all 13 net wells brought on line in the first nine months of 2011 averaged approximately 360 barrels of oil per day and 1,000 Mcf per day of wet gas. Energen’s risked, weighted average, 3rd Bone Spring model initial stabilized rate is 260 barrels of oil per day and 735 Mcf per day of wet gas.

Energen Resources has approximately 72,000 net undeveloped acres that are prospective for the 3rd Bone Spring sands and approximately 225 potential drilling locations based on 320-acre spacing. The company’s estimated cost to drill and complete a well in the 3rd Bone Spring trend is $7.3 million.

Avalon: Energen Resources drilled and completed two Avalon shale wells during the third quarter of 2011. High water production from the well drilled and completed in Reeves County to test the western edge of the Company’s acreage position rendered the well non-economic. The second well was drilled in Loving County, in an area with existing Avalon production, and is in the early stages of flow-back. The company plans to spud by year end two vertical test wells in the far Eastern section of its acreage to look at the total stratigraphic section that includes the Avalon shale, Bone Spring and Wolfcamp intervals.

Energen Resources has approximately 110,000 net undeveloped acres that are prospective for Avalon shale and approximately 340 potential drilling locations based on 320-acre spacing. The company’s estimated cost to drill and complete a well in the Avalon shale is $6.1 million.

2011 Outlook

Energen today narrowed its 2011 guidance ranges for after-tax cash flows and earnings to $697-712 million and $3.70-$3.90 per diluted share, respectively, based on strip prices for the remainder of the year that are lower than the company’s previous assumed prices. Guidance excludes unrealized, non-cash, mark-to-market impacts.

Energen has a solid hedge position in place for the remainder of 2011 and minimal sensitivity to further changes in commodity prices for the rest of the year.

Energen Resources’ capital investment in 2011 is estimated to total approximately $1.1 billion. The variance from the prior estimate of $875 million largely is due to the Wolfberry acquisitions (see page 2) that are expected to close by year end as well as approximately $38 million for additional Permian Basin drilling and other projects.

Energen Resources’ expenses per BOE for 2011 are estimated to be:

Lease Operating Expense (LOE)
Base LOE, marketing, and transportation	$9.95
Production taxes	$2.68
DD&A expense	$11.79
Unidentified exploration expense (4th qtr.)	$0.75
General & Administrative expense, net	$3.03
Interest expense	$1.47

THIRD QUARTER FINANCIAL RESULTS

For the 3 months ended September 30, 2011, Energen’s net income totaled $87.6 million, or $1.21 per diluted share, and includes non-cash, mark-to-market gains on certain financial commodity contracts of

$33.1 million after tax, or 46 cents per diluted share. Prior-year third quarter results totaled $38.3 million, or 53 cents per diluted share, and included a non-cash write-off of unproved capitalized leasehold of $14.6 million after-tax, or 20 cents per diluted share.

Excluding the non-cash items in both periods (non-GAAP measures), Energen Resources’ third quarter 2011 adjusted net income totaled $63.7 million and compared with $60.9 million in the same period last year. Alagasco’s net loss of $9.1 million in the third quarter of 2011 declined $2.0 million from the same period a year ago.

Energen Resources: Energen’s E&P company benefited in the third quarter of 2011 from increased oil and NGL production and oil and NGL realized prices. Earnings were negatively affected by higher DD&A expense, increased LOE including production taxes, and lower realized natural gas sales prices.

Average Realized Sales Prices

Commodity	3Q11	3Q10	Change
Natural Gas (per Mcf)	$5.43	$6.73	(19.3)%
Oil (per barrel)	$84.56	$76.80	10.1%
NGL (per gallon)	$1.00	$0.78	28.2%

Production

	$84.56	$84.56	$84.56
Commodity	3Q11	3Q10	Change
Natural Gas (Bcf)	17.8	17.7	0.6%
Oil (MBO)	1,709	1,290	32.5%
NGL (MMgal)	24.3	19.8	22.7%

Total (MBOE)	5,253	4,716	11.4%

Production by Area (MBOE)

	$84.56	$84.56	$84.56
Area	3Q11	3Q10	Change
San Juan Basin	2,370	2,375	(0.2)%
Permian Basin	2,127	1,522	39.8%
Black Warrior Basin	533	550	(3.1	) %
N. LA/E. TX/Other	223	269	(17.1	) %

Permian Basin production increased in the third quarter primarily due to the company’s 2010 acquisitions and associated development. San Juan Basin production was essentially unchanged, and slightly decreased production in other areas reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in the third quarter of 2011 increased approximately 7 percent from the same period a year ago to $13.12 per BOE. Base LOE and marketing and transportation expenses increased about 3 percent to $10.39 per BOE, primarily due to increased repairs and maintenance, while commodity price-drive production taxes rose 23 percent on a per-unit basis.

DD&A expense per unit in the third quarter of 2011 increased 10 percent over the prior-year third quarter to $11.78 per BOE, reflecting year-over-year increases in development costs and production.

Per-unit net G&A expense fell approximately 2 percent in the current-year third quarter to $2.54 per BOE.

Alagasco: Energen’s natural gas utility generated a net loss of $9.1 million in the third quarter of 2011 as compared with a net loss of $7.1 million in the same period last year. Alagasco earned within its allowed range of return on average equity for the rate year ended September 30, 2011.

YEAR-TO-DATE FINANCIAL RESULTS

For the 9 months ended September 30, 2011, Energen’s net income totaled $245.2 million, or $3.39 per diluted share, and included non-cash, mark-to-market gains on certain financial commodity contracts of $33.1 million after tax, or 46 cents per diluted share. Net income in the same period last year totaled $210.6 million, or $2.92 per diluted share, and included $24.6 million (34 cents per diluted share) of non-cash, after-tax write-offs for capitalized unproved leasehold.

Energen Resources: Excluding the non-cash items in both periods (non-GAAP measures), Energen Resources’ adjusted net income in the year-to-date 2011 totaled $176.5 million as compared with $199.3 million in the same period last year. While Energen Resources’ year-to-date production increased approximately 8 percent year-over-year, including a 21 percent increase in oil and NGL production, net income was negatively impacted by a 21 percent decrease in realized natural gas prices, increased LOE including production taxes, higher DD&A expense, and increased net G&A expense.

Average Realized Sales Prices

Commodity	YTD11	YTD10	Change
Natural Gas (per Mcf)	$5.49	$6.92	(20.7)%
Oil (per barrel)	$80.17	$78.09	2.7%
NGL (per gallon)	$0.95	$0.81	17.3%

Production

Commodity	YTD11	YTD10	Change
Natural Gas (Bcf)	52.9	52.8	0.2%
Oil (MBO)	4,574	3,734	22.5%
NGL (MMgal)	66.6	57.6	15.6%

Total (MBOE)	14,978	13,900	7.8%

Production by Area (MBOE)

Area	YTD11	YTD10	Change
San Juan Basin	7,142	6,941	2.9%
Permian Basin	5,599	4,469	25.3%
Black Warrior Basin	1,559	1,638	(4.8)%
N. LA/E. TX/Other	678	851	(20.3)%

Permian Basin production increased in the first nine months of 2011 relative to the same period a year ago largely due to the company’s 2010 acquisitions and associated development, increased development of older Wolfberry properties, and new well development at Fuhrman-Mascho. San Juan Basin production increased due to new well development and better-than-expected performance from certain Fruitland Coal wells. Decreased production in other areas was small in terms of volumes and reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in the 2011 year-to-date period increased approximately 7 percent from the same period last year to $12.89 per BOE. Base LOE and marketing and transportation expenses increased about 4 percent to $10.16 per BOE primarily due to increased repairs and maintenance. Commodity price-drive production taxes rose 22 percent on a per-unit basis.

DD&A expense per unit in the first nine months of 2011 increased approximately 5 percent from the same period last year to $11.15 per BOE, reflecting year-over-year increases in development costs and production.

Per-unit net G&A expense increased approximately 9 percent in the 2011 year-to-date period to $3.16 per BOE due in part to performance-based compensation and increased labor costs.

Alagasco: Energen’s natural gas utility generated net income of $35.3 million in the first nine months of 2011 as compared with earnings of $36.8 million in the same period last year. This decrease primarily is due to the timing of rate recovery, largely offset by the utility’s ability to earn on a higher level of equity.

BUILDING HEDGE POSITION IN 2014

Energen Resources’ has hedges in place through 2014 to help protect its future cash flows from commodity price volatility. The company’s hedge position for 2014 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil	5.6 MMBO	$90.56
Natural Gas	19.8 Bcf	$5.50

Energen Resources’ natural gas hedge positions by hedge type for 2014 are as follows:

Gas Hedges	Volumes	Assumed Differential	NYMEXe Price
San Juan Basin	16.8 Bcf	$0.30 per Mcf	$5.46 per Mcf
NYMEX	3.0 Bcf	—	$5.72 per Mcf

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen may hedge basis differentials as applicable. In the tables above, basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials. Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

CONFERENCE CALL

Energen Corporation will hold its quarterly conference call Thursday, October 27, at 11 a.m. ET. Members of the investment community may participate by calling 866-821-5457 (reference Energen 3rd Quarter Call). A live Webcast of the program as well as the replay may be accessed via www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 900 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.